CODE OF ETHICS

As of August 21, 2020

Snow Capital Management L.P.

1605 Carmody Court, Suite 300

Blaymore IV

Sewickley, PA 15143Phone 724.934.5800 • Email info@snowcm.com

Table of Contents

1.	INTRODUCTION	3

2.	PERSONAL SECURITIES TRADING	4

	2.1. OVERVIEW	4

	2.2. REPORTABLE ACCOUNTS	4

	2.3. REPORTING REQUIREMENTS	5

	2.4. TRADING PRACTICES	6

	2.5. PRE-CLEARANCE REQUIREMENTS	7

	2.6. ACCOUNTS MANAGED BY THE FIRM	8

	2.7. COMPLIANCE REVIEW OF REPORTS/STATEMENTS	8

	2.8. VIOLATIONS OF THIS POLICY	8

3.	SOCIAL MEDIA POLICY	9

4.	CONFLICTS OF INTEREST	9

5.	ACTING AS A FIDUCIARY	9

6.	THEFT	10

7.	CONVICTION OF CRIMINAL ACTIVITY	10

8.	AWARENESS OF ILLEGAL OR HARMFUL ACTIVITIES	11

9.	CONFIDENTIALITY	11

10.	PRIVACY OF CLIENTS	11

11.	INSIDER TRADING / NON-PUBLIC INFORMATION / EXPERT NETWORKS	12

12.	SPREADING FALSE OR MISLEADING INFORMATION	12

13.	POLITICAL CONTRIBUTIONS	12

14.	RECORDKEEPING	13

15.	ANTI-TRUST	13

16.	REPORTING VIOLATIONS	13

17.	CERTIFICATION	14

18.	DEFINITIONS	14

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1. INTRODUCTION

Rule 204A-1 under the Investment Advisers Act of 1940 (“Advisers Act”) requires each investment adviser registered with the Securities and Exchange Commission (“SEC) to adopt a code of ethics that sets forth a standard of business conduct required and expected of all its supervised persons. Rule 17j-1 under the Investment Company Act of 1940 also requires advisers to registered investment companies to adopt written codes of ethics. As a registered investment adviser, as well as the adviser to mutual funds (“Fund” or “Funds”), SCM has adopted this Code of Ethics (“Code”) in accordance with these rules.

SCM values and maintains high standards for ethical conduct, premised on the principles of openness, integrity, honesty and trust. All supervised persons of the Firm are expected to meet the principles and ideals set forth in this Code of Ethics. The Firm has an obligation to comply with federal securities laws, as well as a fiduciary obligation to its clients. As such, all Employees are expected to meet not only the requirements of the law, but also the ethical ideals of SCM.

All Employees of the Firm are considered ‘supervised persons’ and are therefore subject to the Code with regard to their employment with SCM, as well as their affiliation with the Trust for Professional Managers (“TPM” or “Trust”), as the sponsor for the Funds.

In addition, certain individuals who work for SCM on a temporary or consulting basis are subject to the Code. This does not apply to some third parties that SCM engages on a contract basis (e.g., auditors, compliance consultants). The Firm believes that the confidentiality statements included within the agreements with these third parties is sufficient to protect the confidential information of the Firm and its clients.

SCM claims compliance with the CFA Institute Asset Manager Code of Professional Conduct. This claim has not been verified by the CFA Institute.

Rule 17j-1 prohibits fraudulent activities by affiliated persons of the Firm, the Trust, or a Fund Organization. Specifically, it is unlawful for any of these persons to:

•	Employ any device, scheme or artifice to defraud the Fund or the Firm

•

Make any untrue statement of a material fact to the Fund or the Firm or omit to state a material fact necessary in order to make the statements made to the Fund or the Firm, in light of the circumstances under which they are made, not misleading

•	Engage in any act, practice or course of business that operates or would operate as a fraud or deceit on the Fund or the Firm

•	Engage in any manipulative practice with respect to the Fund or the Firm

For certain key definitions of capitalized terms used herein, see the section titled, ‘Definitions’ at the end of this document.

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2. PERSONAL SECURITIES TRADING

2.1. Overview

The Advisers Act defines “Access Person” to mean any supervised persons of an investment adviser who has access to nonpublic information regarding clients purchase or sale of securities, is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic. A supervised person who has access to nonpublic information regarding the portfolio holdings of affiliated mutual funds is also an Access Person. At SCM, all Employees are considered Access Persons and are each notified of their responsibilities as Access Persons at the time their employment begins.

This policy applies to the personal securities transactions of all Employees of SCM. For the purposes of this policy, “personal securities transactions” means:

1.	Securities transactions within an Employee’s investment account;

2.	Securities transactions within an investment account of an Employee’s “Immediate Family Member” residing in the same household (e.g., spouse, dependent child);

3.

Securities transactions in an investment account in which an Employee serves as a trustee, custodian, has power of attorney or indirect beneficial ownership, as well as any other account(s) over which the employee has trading authority or exercises similar influence (i.e., as treasurer or investment officer of a charitable organization or foundation, for family members, friends or investment clubs).

All Employees are required to comply with the principles set forth in the Code regarding personal securities trading. As a fiduciary to its clients, SCM has created this policy in an attempt to prevent Employees from engaging in securities trading that could create conflicts of interest with Firm client accounts.

2.2. Reportable Accounts

Employees are required to disclose brokerage or other investment accounts (“Reportable Accounts”), including 401(k), individual retirement accounts (IRAs), private investments or trusts, any account for which the Employee serves as a trustee, custodian, has power of attorney, or in which they have direct or indirect influence or control (such as joint ownership, trading authorization or the authority to exercise investment discretion). Employees are required to report shares of any mutual funds advised or sub-advised by SCM; however, preclearance of these proprietary funds is not required.

Employees do not need to disclose accounts that can only hold the following types of investments:

•	Open-end Mutual Funds (except for those that hold mutual funds advised, sub-advised or principally underwritten by SCM);

•	Direct obligations of national government issuers;

•	Certificates of deposit and commercial paper;

•	529 Plans;

•	Money market funds, cash or cash equivalents;

•	Venture Capital Trusts/Enterprise Investment Schemes (EMEA); and/or

•	Bank Deposit Accounts.

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Managed Accounts

A Managed Account or Discretionary Account is an investment account that is owned or controlled by an employee or immediate family member who authorizes a financial advisor, professional money manager, or portfolio manager to select securities and execute trades within their account. SCM recognizes that account owners may have the ability to exert influence over the securities selection in these accounts. If an Employee directly or indirectly influences transactions in their managed/discretionary account, this account is considered to be a Reportable Account.

SCM Employees are required to report all Managed Accounts in the same way they report discretionary accounts. These accounts will be tracked within the third-party compliance system and duplicate statements will be received and reviewed by compliance. Managed Accounts continue to be exempt from the prohibitions outlined in Section 2.7. Prohibited Trading Practices and pre-clearance is not required prior to the execution of transactions in such accounts.

In addition to the reporting requirement, Employees with Managed Accounts affirm, on a quarterly basis, that they are not involved in the following activities as it relates to their Managed Account(s):

•	suggesting purchases or sales of investments to the trustee or third party discretionary manager;

•	directing purchases or sales of investments; or

•	consulting with the trustee or third-party discretionary manager as to the particular allocation of investments to be made in the account

Compliance will conduct periodic testing on Managed Accounts to look for trends that may indicate that Employees are exerting influence over accounts that they have reported as being “managed”.

2.3. Reporting Requirements

Every Employee is required to provide to SCM’s Chief Compliance Officer or a designee the following reports:

Initial Holdings Reports

Within 10 days of joining the Firm, Employees must provide your securities and futures holdings information, as well as account information for every account required to be disclosed in accordance with Section 2.2 Reportable Accounts. These reports must contain information current as of a date not more than 45 days prior to the date of the report. You are required to complete this certification even if you have no accounts or holdings to report.

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Transaction Reports

No later than 30 days after the end of a calendar quarter and within 45 days of year-end, employees are required to affirm that the information in the third-party compliance system is correct. Employees will receive this affirmation via email and are responsible for ensuring that the inventory of accounts maintained by the system is current and complete. This is required to complete the certification even if you have no accounts or holdings to report. Failure to complete these affirmations in a timely manner may result in disciplinary action.

New Accounts or Changes in Account Status

Employees must promptly update the third-party compliance system when new accounts are opened, existing accounts are closed, or other changes are made to an account such as an account name or number change.

Account Statements

Account statements for Reportable Accounts should be sent electronically from the custodian to the Firm’s third-party reporting system if possible. If the custodian is unable to send statements electronically to the third-party reporting system, the Employee is responsible for ensuring that duplicate statements are provided to the Chief Compliance Officer or a designee.

Changes to Log-in Information

The third-party reporting system relies on accurate user information to download account information. If an employee changes their username, password, security question, or other information with their custodian, they are responsible for making similar changes within the third-party system to ensure that the information connection with the custodian remains intact.

Reportable Funds

“Reportable Funds” include all mutual funds where SCM acts as the investment adviser, sub-adviser, or principal underwriter for the fund (e.g., SCM’s affiliated mutual funds, funds affiliated with investment companies where SCM serves as the sub-adviser).

2.4. Trading Practices

Prohibited Trading Practices

After July 1, 2009 or the commencement of their employment with SCM, whichever is later, Employees are prohibited from directly or indirectly acquiring beneficial ownership in the following types of securities:

•	Common stocks†

•	Stock options†

•	Non-investment grade corporate bonds and preferred stocks rated B/B or below by Moody’s, S&P, and Fitch. If the rating falls below BB/Ba after purchase, the employee is not required to sell it.

•	Any Security in an “Initial Public Offering” (IPO)

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The practice of “front-running” by Employees is strictly prohibited. Front-running is an illegal activity involving the purchase or sale of securities with advanced knowledge of pending orders by the Firm which could affect the price of such securities.

2.5. Pre-Clearance Requirements

All Employees are required to obtain pre-clearance from the Chief Compliance Officer or a designee prior to executing a personal securities transaction as follows:

•	Preferred stocks – purchases and sales (subject to the guidelines above)

•	Corporate bonds – purchases and sales (subject to the guidelines above)

•	Common stocks – sales only (purchases are prohibited as outlined above)

•	Stock options – sales only (purchases are prohibited as outlined above)

•	“Limited Offerings” – purchases only

•	Cryptocurrencies – prior to investing

Pre-clearance approval is not required to transact the following:

•	Direct obligations of the United States government

•	Money market instruments — bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments

•	Money market funds

•	Other open-ended mutual funds, other than “Reportable Funds”

•	A unit investment trust (UIT) if the UIT is invested exclusively in unaffiliated mutual funds.

•	Transactions effected pursuant to an automatic investment plan, unless the transaction overrides the set schedule or allocations of the plan.

•	Stock dividend, stock split or other similar corporate distribution;

•	Municipal bonds

Employees may make up to 5 trades per account, per calendar month without obtaining preclearance in the following types of securities:

•	Exchange-traded funds (ETFs)

•	Exchange-traded notes (ETNs)

•	Closed-ended Mutual Funds

If an employee makes more than 5 trades in the securities listed above, all subsequent trades are subject to the pre-clearance approval process.

The pre-clearance exception described above does not apply to trades using limit orders. Trades with limit orders are subject to pre-clearance as described below.

Pre-clearance Request Processing

Pre-clearance requests must be made through the Firm’s third-party reporting system. Compliance reviews and approves requests with input from portfolio managers. Pre-clearance

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requests are only valid for the trading day in which the request was made. If the trade is not executed on that day, a new pre-clearance request is required to execute the trade. All trades with limit orders must obtain pre-clearance. Pre-clearance approvals for limit orders are valid for 5 business days, beginning on the day on which pre-clearance is approved.

2.6. Accounts Managed by the Firm

An Employee may have accounts which are managed by SCM as follows:

•	Managed Account – An account managed by the Firm that holds a portfolio of equity securities managed in line with one of the Firm’s products.

•

Balanced Account – An account managed by the Firm that holds a portfolio of equity securities managed in line with one of the Firm’s products and a fixed income portfolio managed per the account holder’s guidelines.

•	Custom Account – An account managed by the Firm for the benefit of Employees, friends and family in which the investments in the account are not invested in a Firm product.

Managed Accounts of Employees are treated in the same manner as managed accounts as described in Section 2.2. Reportable Accounts that are not managed by SCM so long as the equity portfolio of such accounts is managed in line with a Firm product on a continual and ongoing basis.

Balanced Accounts of Employees are treated in the same manner as managed accounts as described in Section 2.2. Reportable Accounts that are not managed by SCM so long as the equity portfolio of such accounts is managed in line with a Firm product on a continual and ongoing basis; however, the fixed income portion of an Employees balanced account is subject to the prohibited trading practices set forth above which prohibit the purchase of individual corporate bonds that are not ‘Investment grade’ as defined above.

Custom Accounts of Employees are subject to the reporting, pre-clearance rules and prohibited trading practices set forth above, except when the Security is being removed from a Firm-managed product and the sale transaction in the custom account is executed and blocked (aggregated) along with the product trades.

2.7. Compliance Review of Reports/Statements

Employee personal trading is monitored by the Chief Compliance Officer or a designee. Transactions reported via transaction feeds and/or account statements are reconciled against pre-clearance requests and Compliance approvals. To ensure self-review does not occur, compliance personnel will not conduct assessments on documentation related to their own Reportable Accounts.

2.8. Violations of this Policy

Where an Employee discovers, after the fact, that an executed transaction is in violation of these policies, the Employee shall promptly contact the Chief Compliance Officer.

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Violations of this policy in a 12-month rolling period will be treated as follows:

•	1st violation - A written warning will be issued and signed-off by the Employee and the Chief Compliance Officer.

•

2nd violation – Employee will be required to pre-clear all trades for the 12 months following the issuance of the violation notice. The pre-clearance requirement will apply to any financial instruments which require pre-clearance per Section 2.5. above.

•

3rd violation – Employee may be fined at management’s discretion based on the facts and circumstances of the situation or subject to other disciplinary action, up to and including termination of employment.

The Firm may determine on a case by case basis if additional remedial action shall be taken in response to any violation. This may include requiring the employee to void or reverse a trade, the cost of which would be borne by the employee or owner of the account. Additionally, when assessing the response to a violation, the Firm may consider prior violations that have occurred outside of a rolling 12-month period and may escalate to disciplinary action immediately depending on the circumstances.

3. SOCIAL MEDIA POLICY

All employees are required to comply with the principles set forth in the Firm’s Code of Ethics regarding the use of social media. Please refer to the Compliance Manual for the comprehensive policy related to the use of social media.

4. CONFLICTS OF INTEREST

SCM expects its Employees to avoid conducting personal business that conflicts with, or gives the appearance of conflicting with, the interests of the Firm or its clients. SCM considers a ‘conflict of interest’ to be any situation in which an employee’s own interests could interfere with his or her duties as a SCM employee. The appearance of a conflict of interest is sometimes as damaging to the Firm as an actual conflict. Potential conflicts could include outside business interests, volunteer activities, personal relationships, gifts or entertainment. Employees should disclose all potential conflicts of interest to the Chief Operating Officer or Chief Compliance Officer, including situations in which he or she may be inadvertently placed. Detailed guidelines for specific types of potential conflicts are outlined within the Outside Interests and Gifts & Entertainment policies contained in the Firm’s Compliance Policies and Procedures Manual.

5. ACTING AS A FIDUCIARY

A “fiduciary” is a person to whom property or authority is given for the benefit of a third party. Acting as a trustee, executor of an estate, or legal guardian are common examples of a fiduciary relationship. SCM generally discourages Employees from acting as a fiduciary because fiduciary duties:

•	Can be time consuming

•	May compete directly with similar services offered by SCM

•	May put the employee or the Firm in a conflict of interest situation

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SCM may allow Employees to act as a fiduciary if the following conditions are met:

•	The fiduciary relationship is with a family member or with a close friend whose friendship is independent of any business with SCM

•	The employee has not manipulated a client to enter a fiduciary relationship (particularly with respect to bequests under wills or grants under trusts)

In addition, Employees are not permitted to serve as the trustee of a trust comprised of client assets, unless the following conditions are met:

•	The employee is appointed solely due to a family or personal relationship with the client

•	If the employee is appointed due to a personal relationship with the client, is not the result of providing advisory services over many years to that client

•	The employee obtained pre-approval from the Chief Compliance Officer or a designee prior to serving as trustee

Any employee who has a question about an existing or contemplated fiduciary relationship should consult with the Chief Compliance Officer of SCM.

6. THEFT

SCM considers a person guilty of theft if it determines that the employee misappropriated property, financial assets, information and/or intellectual property belonging to the Firm, its clients, or other Employees. Such thefts may be reported to the appropriate regulatory agency and law enforcement officials, regardless of the dollar amount involved.

7. DISCIPLINARY RECORD

SCM will initiate heightened due diligence when hiring (or considering the hire of) an employee with a disciplinary or regulatory record. The due diligence will include a background check, regulatory check, reference check, and other activities deemed necessary by the CCO to ensure that the Firm has a full understanding of the employee’s record. If the individual is hired, the CCO will determine if any matter requires disclosure in Form ADV Parts 1A, 2A, or 2B. The Firm will adopt heightened supervisory controls, if deemed necessary, to ensure that the employee fully complies with SCM’s compliance program on an ongoing basis. The scope of these controls will be determined on a case-by-case basis by the CCO.

8. CONVICTION OF CRIMINAL ACTIVITY

SCM may terminate the employment of Employees who are convicted of certain criminal activities. If an employee is arrested or is under investigation for charges involving dishonesty, breach of trust, or money laundering, SCM may suspend the person without pay until an investigation is completed.

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9. AWARENESS OF ILLEGAL OR HARMFUL ACTIVITIES

If an employee believes that a co-worker has committed an illegal or dishonest act or an act that causes harm to people or property, it should be reported to a direct supervisor, the Chief Operating Officer, or the Chief Compliance Officer immediately. Information provided will be held in the strictest confidence. Any employee who knows of such an act but does not report it may be considered an accessory or an abettor. There will be no retaliation from SCM or any of its Employees against a person who presents in good faith what he or she believes to be evidence of an illegal, harmful, or dishonest act committed by another SCM employee. Employees may also reference the information outlined in the Whistleblower section of the Compliance Manual.

10. CONFIDENTIALITY

Employees are entrusted with and have access to equipment, systems, information and/or intellectual property related to SCM’s business and its clients, all of which are highly valuable assets of the Firm. Examples of items that must be treated as confidential include, but are not limited to: business systems; access to systems; information about clients, vendors, and employment relationships; products; research materials; trading data; client accounts (including employee accounts); policies and procedures; and corporate decisions and future business plans.

The Firm considers all information regarding its business and clients that is not generally known to the public or to competitors to be confidential and trade secrets (“confidential information”). This confidential information is a valuable asset of the Firm, and protection of this asset is important to maintaining a competitive position in the investment advisory community. It is the responsibility of each employee to maintain the confidentiality of all such information both during and after employment.

When in doubt as to the confidentiality or proprietary nature of resources or to report a privacy incident, where non-public information is handled in an unsecured manner, or shared, intentionally or unintentionally, with an unauthorized party, Employees should consult the Chief Compliance Officer.

11. PRIVACY OF CLIENTS

Employees must maintain confidentiality when sharing clients’ personal financial information within SCM or with contracted outside service providers or vendors.

To protect client privacy, Employees should read and understand the Firm’s Privacy Policy. It explains the safeguarding, collecting, and sharing of clients’ non-public personal information, and the circumstances under which this information may be used or shared.

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Whenever possible, Employees will verify the authority/identity of those seeking access to confidential non-public information about the Firm and/or its clients.

12. INSIDER TRADING / NON-PUBLIC INFORMATION / EXPERT NETWORKS

During the course of work, Employees may have access to information about SCM, its Employees, its clients, or the companies with which it does business or invests that could influence an investor’s decisions. Employees are prohibited from acting upon or otherwise misusing non-public or inside information. Until it is made public, non-public or inside information may not be used for personal gain, nor may Employees “tip” others to make investments based on the information. Employees should be very careful when investing in or discussing the Firm, its clients, or the companies with which it does business so that these activities won’t be perceived as insider trading or facilitating the insider trading activities of others. The penalties for insider trading can include imprisonment and/or fines.

SCM utilizes research (via research reports, calls, meetings, etc.) to obtain independent insight as it relates to a particular industry, sector or company. Organizations that provide this information are referred to as ‘expert networks’. The use of ‘expert networks’, or information networks in general, is an important part of obtaining information for the investment research process. SCM prohibits Employees from exchanging material non-public information while communicating within the network.

Any employee who has reason to believe that he or she has access to material and non-public corporate information shall promptly report the acquisition of that information in writing to his or her supervisor. Portfolio Managers and Analysts are required to complete an attestation, on an annual basis, acknowledging they understand and abide by the policy relating to the use of nonpublic information and ‘expert networks.’

13. SPREADING FALSE OR MISLEADING INFORMATION

The intentional creation or spreading of false or misleading information designed to manipulate securities prices, otherwise known as ‘rumor-mongering,’ is strictly prohibited at SCM. The Firm’s procedures have been reasonably designed to prevent employee rumor-mongering practices.

14. POLITICAL CONTRIBUTIONS

In accordance with Rule 206(4)-5, Political Contributions by Certain Investment Advisers, SCM has defined policies and associated restrictions on political contributions. Please refer to the SCM Compliance Policies and Procedures Manual section titled, “Political Contributions” for more details.

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15. RECORDKEEPING

All records shall be maintained in accordance with Rules 204-2 (a)(12) under the Advisers Act and Rule 17j-1(f) under the Investment Company Act. Employees are obligated to assist SCM in maintaining complete and accurate records. Employees may not structure accounts or other corporate records so as to avoid reporting or signing authority requirements, nor may they misrepresent a transaction to make it appear more beneficial to the Firm than it really is. Falsifying or misrepresenting any Firm records or attempting to remove records from SCM’s premises is considered to be the equivalent of fraud.

SCM maintains copies of all reports required by the Funds’ Board. All records can be made available to the SEC or representatives of the Commission at any time.

16. ANTI-TRUST

Employees must avoid any form of agreement or understanding with Employees of competing investment advisory firms. The Firm discourages discussions about SCM’s products, services, fees, and business plans because such discussions could be construed in certain circumstances to be agreements or conspiracies to fix or establish prices, or otherwise restrain competition in violation of state and federal anti-trust laws. Such discussions may also contravene other Firm policies, such as the policy against disclosure of proprietary information.

17. REPORTING VIOLATIONS

SCM, as an SEC-registered investment adviser, and as the adviser to mutual funds, uses reasonable diligence and institutes procedures reasonably necessary to prevent violations of the Code. Employees of the Firm are expected to report any suspected or actual violations of the Code promptly to the Chief Compliance Officer. All suspected violations will be investigated, resolved, and recorded, as necessary in conjunction with the Chief Operating Officer.

SCM will report all violations of the Code to the TPM Chief Compliance Officer on a quarterly basis. In addition, the Firm is required to report to the TPM Board of Trustees any material violations of the Code. No less than annually, the Firm will furnish to the TPM Board of Trustees a written report that covers the following:

•

Any issues arising under the Code of Ethics or procedures since the last report to Board, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations

•	A certification that SCM has adopted procedures reasonably necessary to prevent Employees from violating the Code

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Disciplinary action resulting from violations of the Code will be addressed by the Chief Operating Officer. Violations of the Code may result in varying levels of reprimand and sanctions may include verbal warnings, written reprimands, monetary fines and other responses, up to and including, termination of employment. SCM reserves the right to address Code violations in the best interests of the Firm regardless of the number of violations incurred by the employee. Monetary fines will be contributed to charity. Violations of the Code will be documented and will remain in Compliance books and records and Human Resources files as applicable.

Outside of violations of the Code, if an employee has an issue or concern related to the Code, he or she should discuss them with a direct supervisor. If a supervisor is unavailable, or if, for any reason, the employee feels uncomfortable discussing the Code with a supervisor, he or she should speak with either the Chief Compliance Officer or the Chief Operating Officer. Supervisors should immediately report all issues or concerns related to the Code as it pertains to the Employees that he or she supervises to either the Chief Compliance Officer or the Chief Operating Officer. Employees may also reference the information outlined in theWhistleblower section of the Compliance Manual.

18. CERTIFICATION

As part of their employment with SCM, all supervised persons are required to read and certify compliance with the Code of Ethics at the commencement of their employment, on an annual basis, and each time a new version of the Code is issued. Supervised persons are also required to report any violations to the Chief Compliance Officer immediately.

19. DEFINITIONS

Access Person

(i) any director, officer, general partner or Advisory Person of a Fund or of a Fund’s investment adviser; (ii) any supervised person of an investment adviser to TPM who has access to nonpublic information regarding the portfolio holdings of any series of TPM Funds (a “Fund”), or who is involved in making securities recommendations for a Fund, (iii) any director, officer or general partner of a principal underwriter who, in the ordinary course of business, makes, participates in or obtains information regarding, the purchase or sale of Covered Securities by the Fund for which the principal underwriter acts, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Fund regarding the purchase or sale of Covered Securities; and (iv) all Employees who are in a position to exploit information about client securities transactions or holdings. Note: At SCM, all Employees are considered to be Access Persons.

Advisory Person

(i) any employee of the Fund or of a Fund’s investment adviser (or of any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of Covered Securities by a Fund, or whose functions relate to the making of any recommendations with respect to the purchases or sales; and (ii) any natural person in a control relationship to the Fund or an investment adviser who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

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Control

The power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

Fund

SCM’s affiliated mutual funds, each a series of the Trust.

Immediate Family Member

Includes any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, father-in-law, mother-in-law, son-in-law, daughter-in-law, sister-in-law, brother-in-law (including adoptive relationship). If the immediate family member resides in the same household as the employee, they are subject to the Firm’s personal securities trading reporting requirements.

Initial Public Offering (IPO)

An offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

Limited Offerings

An offering that is exempt from registration under the Securities Act of 1933 (the “Securities Act”) pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act.

Managed Account / Discretionary Account

An investment account that is owned or controlled by an individual investor who authorizes a financial advisor, professional money manager, or portfolio manager to select securities and execute trades within their account. SCM recognizes that account owners may have the ability to exert influence over the securities selection in these accounts.

Reportable Accounts

Accounts in which an Employee has the ability to trade Reportable Securities (e.g., brokerage accounts, 401K plans, etc.).

Reportable Securities

All securities are Reportable Securities, with the following exceptions:

•	Direct obligations of the United States government

•	Money market instruments — bankers’ acceptances, bank certificates of deposit, commercial paper, repurchase agreements and other high quality short-term debt instruments

•	Money market funds

•	Other types of mutual funds, other than “Reportable Funds”

•	A unit investment trust (UIT) if the UIT is invested exclusively in unaffiliated mutual funds.

•	Transactions effected pursuant to an automatic investment plan, unless the transaction overrides the set schedule or allocations of the plan.

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Reportable Fund

Reportable Funds include all mutual funds where SCM acts as the investment adviser, sub-adviser, or principal underwriter for the fund (e.g., SCM’s affiliated mutual funds and funds affiliated with investment companies where SCM serves as the sub-adviser).

Includes, for a particular employee, any registered investment company, including a Fund, for which the investment adviser with whom the employee is associated, if any, (the “Associated Adviser”) serves as investment adviser (as defined in Section 2(a)(20) of the Investment Company Act) or any registered investment company, including a Fund, whose investment adviser or principal underwriter controls the Associated Adviser, is controlled by the Associated Adviser, or is under common control with the Associated Adviser.

Security

Any note, stock, treasury stock, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral trust certificate, reorganization certificate or subscription, transferable share, shares of exchange-traded funds (“ETFs”), investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

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